May 9, 2007	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS COMPLETES ACQUISITION OF OKLAHOMA NATURAL GAS GATHERING SYSTEM

DENVER - DCP Midstream Partners, LP (NYSE: DPM) has completed its previously announced acquisition of certain natural gas gathering and compression assets in Oklahoma from Anadarko Petroleum Corporation (NYSE: APC) for $180.3 million in cash, subject to customary purchase price adjustments.

The midstream assets have historically gathered approximately 25 MMcf per day of production in Grady, Garvin and McClain counties in Oklahoma and deliver the unprocessed gas to a third party for processing to extract the natural gas liquids. The gathering system consists of approximately 225 miles of pipeline and 9,500 horsepower of compression. The assets will be operated by the owner of the Partnership’s general partner, DCP Midstream, LLC (formerly Duke Energy Field Services, LLC).

“In closing this transaction, we continue to successfully execute upon two of our primary growth objectives, delivering value to our unitholders and increasing the combined midstream footprint of the Partnership and DCP Midstream,” said Mark Borer, president and CEO. “These assets are located near existing assets owned by our parent and therefore provide future opportunities to participate in growth projects together.”

The Partnership will finance the transaction with a combination of debt and equity.

The contracts related to these assets are percentage of proceeds arrangements, where the Partnership’s revenues correlate directly with the price of the natural gas and natural gas liquids sold after processing. The Partnership intends to execute fixed price swaps for the period from June 2007 through Dec. 31, 2013 to hedge a significant portion of the Partnership’s commodity exposure relative to these assets.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are:
•	the level and success of natural gas drilling around our assets and our ability to connect supplies to our gathering and processing systems in light of competition;
•	our ability to grow through acquisitions, asset contributions from our parents, or organic growth projects, and the successful integration and future performance of such assets;
•	our ability to access the debt and equity markets;
•	fluctuations in oil, natural gas, propane and other NGL prices;

-more-

•	our ability to purchase propane from our principal suppliers for our wholesale propane logistics business; and
•	the credit worthiness of counterparties to our transactions.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.